March 23, 1999



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

                                        Optika, Inc.

     We have read Item 4 of Optika, Inc.'s Form 8-K dated March 23, 1999 and are in agreement with the statements contained in paragraph 4(a) therein.


Yours very truly,

/s/ PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP